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                                                                      EXHIBIT 11

                        SMITH-GARDNER & ASSOCIATES, INC.

                        PRO FORMA PER SHARE COMPUTATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

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
PRO FORMA BASIC AND DILUTED

Weighted average common shares outstanding, exclusive of
  nominal issuances prior to the IPO........................     5,263,100
Nominal common shares and equivalents issued prior to the
  IPO assumed to be outstanding for the entire period.......            --
                                                              ------------
Weighted average common shares outstanding, exclusive at end
  of year...................................................     5,263,100
                                                              ============
Pro forma net loss..........................................  $ (2,399,785)
                                                              ============
Pro forma basic and diluted net loss per share..............  $      (0.46)
                                                              ============
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